Exhibit 99.2

NOBLE CORPORATION PLC DEVONSHIRE HOUSE • 1 MAYFAIR PLACE LONDON • W1J 8AJ • ENGLAND • + 44 20 3300 2300

PRIVILEGED & CONFIDENTIAL

PROTECTED BY FRE 408

February 11, 2016

Paragon Offshore plc

3151 Briarpark Drive, Suite 700

Houston, Texas 77042

Ladies and Gentlemen:

We refer you to the Tax Sharing Agreement (as the same may be amended, restated or otherwise modified from time to time, the “Tax Sharing Agreement”) dated as of July 31, 2014, between Noble Corporation plc, a public limited company organized under the laws of England and Wales (“Noble”), and Paragon Offshore plc, a public limited company organized under the laws of England and Wales (“Paragon”). Noble and Paragon sometimes are referred to in this letter agreement (this “Agreement”) individually as a “Party,” and collectively as the “Parties.” Capitalized terms that are used but not defined in this Agreement shall have the meanings given to them in the Tax Sharing Agreement.

WHEREAS, as of the same date of this Agreement, the Parties have executed the Term Sheet for Proposed Settlement Agreement Between Paragon Offshore plc and Noble Corporation plc (the “Term Sheet”) pursuant to which they set forth the principal terms of a compromise and settlement between Paragon and Noble with respect to the matters described therein.

WHEREAS, contrary to the terms of the Tax Sharing Agreement, the Term Sheet provides that Noble will satisfy certain bonding requirements necessary to challenge assessments of applicable income and value-added Taxes imposed by the Mexican Governmental Authorities relating to the Paragon Business for the Tax Years 2005, 2006, 2007, 2008, 2009, and 2010 and applicable customs Taxes relating to the Paragon Business imposed by the Mexican Governmental Authorities with respect to any period through and including 2010 (the “Applicable Paragon Tax Liabilities”).

WHEREAS, contrary to the terms of the Tax Sharing Agreement, the Term Sheet provides that Noble will have the right to control any Tax Contest with respect to the Applicable Paragon Tax Liabilities and, upon final resolution of any assessment for any Applicable Paragon Tax Liabilities, Noble will bear 50% or 100% of such Taxes depending on the type of Tax assessed.

WHEREAS, the Term Sheet provides that (i) Noble’s obligation to satisfy the bonding requirements with respect to the Applicable Paragon Tax Liabilities and bear 50% or 100% of such Taxes and (ii) Noble’s right to control present and potential future Tax Contests with respect to the Applicable Paragon Tax Liabilities (the “Mexican Tax Contests”), in each case, will not become effective until the date the Bankruptcy Court enters a final non-appealable order approving a Definitive Settlement Agreement (as those terms are defined in the Term Sheet) on terms substantially consistent with the Term Sheet, provided such order is not subject to a stay of execution (the “DSA Effective Date”).

Noble Corporation plc is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England

WHEREAS, Noble and Paragon desire to modify the Tax Sharing Agreement with respect to the Parties’ rights and obligations to control, during the period beginning on the date of this Agreement and ending on the earlier of (i) the DSA Effective Date and (ii) the date on which the Term Sheet or the Definitive Settlement Agreement terminates (the “Interim Period”), Tax Contests relating to the Applicable Paragon Tax Liabilities.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 1. Control of Mexican Tax Contests. Notwithstanding Sections 5.2(a) and (b) of the Tax Sharing Agreement, during the Interim Period, Noble shall be the Controlling Party and Paragon shall be the Non-Controlling Party with respect to present and potential future Mexican Tax Contests as those terms are used in the Tax Sharing Agreement; provided, however, that Paragon shall, at its own cost and expense, satisfy any bonding requirements necessary to conduct the Mexican Tax Contests. For the avoidance of doubt, during the Interim Period, Noble shall have the right to designate legal representatives with respect to the Mexican Tax Contests, and Paragon shall have the rights given a Non-Controlling Party pursuant to Section 5.2(e) of the Tax Sharing Agreement with respect to the Mexican Tax Contests; provided, however, that the reimbursement provisions of Section 4 of this Agreement, rather than clause (iv)(C) of Section 5.2(e) of the Tax Sharing Agreement, shall apply.

Section 2. Information and Assistance with Respect to Mexican Tax Contests. Notwithstanding any provision of the Tax Sharing Agreement, during the Interim Period:

(a) Paragon shall provide Noble custody of all Tax Records, and any other information then in the possession of the Paragon Group, that Noble reasonably requests in order to handle, settle or conduct present or potential future Mexican Tax Contests; provided, however, that Noble will grant Paragon access to any such Tax Records or other information over which Noble has taken custody.

(b) Pursuant to Section 6.3(b) of the Tax Sharing Agreement, consistent with the treatment of Noble as the Controlling Party and Paragon as the Non-Controlling Party with respect to present or potential future Mexican Tax Contests, at the request of Noble, Paragon shall take (and shall cause its Subsidiaries to take) any action that is reasonably necessary in order for Noble to handle, settle, or conduct such Mexican Tax Contests. Noble shall have no obligation to indemnify Paragon for any additional Taxes resulting from the Mexican Tax Contests, if Paragon fails to provide assistance in accordance with Section 6.3(b) of the Tax Sharing Agreement (as modified by this Section 2(b)), to the extent such additional Taxes are directly attributable to Paragon’s failure to provide such assistance.

Section 3. Release and Covenant Not to Sue. Paragon does hereby, for itself and the other Paragon Parties, remise, release, and forever discharge the Noble Parties from any and all Losses (and does hereby agree not to bring, and to cause the other Paragon Parties not to bring, a claim against the Noble Parties for any and all Losses) incurred by any of the Paragon Parties relating to the conduct during the Interim Period of the Mexican Tax Contests (including any such Losses relating to Noble’s exercise of discretion in handling, settling, or conducting the Mexican Tax Contests), (i) whether any such loss, claim, occurrence, event, or happening is known or unknown or reported or unreported, and (ii) regardless of whether any Losses are asserted to have arisen, directly or indirectly, by virtue of the negligence, strict liability, or other legal fault of any one or more Noble Parties other than gross negligence, willful misconduct or fraud. For purposes of this Agreement, the “Paragon Parties” shall mean (i) Paragon and each other member of the Paragon Group and (ii) their respective Affiliates, successors, assigns, shareholders, directors, officers, agents, and employees (in each case, in their respective capacities as such); the “Noble Parties” shall mean (i) Noble and each other member of the Noble Group, (ii) their respective Affiliates, successors, assigns, shareholders, directors, officers, agents, and employees (in each case, in their respective capacities as such), and (iii) their respective heirs, executors, administrators, successors, and assigns; and “Losses” shall mean damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, fines, and expenses (including the costs and expenses of any and all actions and demands, assessments, judgments, settlements, and compromises relating thereto and of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

Section 4. Reimbursement of Expenses. Notwithstanding any provision of the Tax Sharing Agreement or this Agreement, Paragon shall, without duplication, reimburse Noble for 50% of all reasonable out-of-pocket expenses (e.g., professional fees, court costs, third party storage fees, etc.) incurred by the Noble Group during the Interim Period with respect to an Applicable Paragon Tax Liability for which Paragon would be required to pay 50% of the ultimate resolved amount of such Tax pursuant to the Term Sheet in connection with the performance of any obligation under, or the taking of (or failing to take) any action permitted by, this Agreement. Any amount required to be indemnified or reimbursed under this Agreement shall be paid promptly upon receipt by the indemnifying or reimbursing Party of written request therefor from the indemnified or reimbursed Party.

Section 5. No Fiduciary Duty. Nothing in this Agreement shall impose upon Noble a fiduciary duty to Paragon or otherwise imply that Noble will ensure a particular result with respect to the Mexican Tax Contests.

Section 6. Public Disclosures. Each Party will reasonably cooperate with respect to any public announcement or other public disclosure regarding this Agreement or the matters addressed hereby.

Section 7. Amendment to Tax Sharing Agreement. This Agreement is intended to constitute an amendment to the Tax Sharing Agreement in accordance with Section 8.10 of the Tax Sharing Agreement. The Parties acknowledge and agree that, except to the extent modified or amended by this Agreement, all of the terms and conditions of the Tax Sharing Agreement remain unchanged and are in full force and effect. For the avoidance of doubt, the provisions of Article VIII of the Tax Sharing Agreement shall apply so as to include this Agreement.

Section 8. Survival. The rights and obligations of the Parties under this Agreement shall survive indefinitely; provided, however, that the rights and obligations in Section 1 and Section 2 shall survive only until the end of the Interim Period.

[Signature Page Follows]

If the foregoing correctly reflects your understanding of our agreement, please sign in the space provided below and return a copy of this letter to the undersigned, whereupon this letter agreement will constitute a binding agreement on the part of each of the undersigned.

Very truly yours,

NOBLE CORPORATION PLC

By:	/s/ David W. Williams
Name:	David W. Williams
Title:	Chairman, President & CEO

Agreed to and accepted as of

the date first above written.

PARAGON OFFSHORE PLC

By:	/s/ Randall D. Stilley
Name:	Randall D. Stilley
Title:	President and Chief Executive Officer

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